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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.    20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                January 1, 1998
              (Date of Report (Date of Earliest Event Reported) )


                      KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
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

California                    0-28568                   95-2920557
(State or other         (Commission File                (I.R.S. Employer
jurisdiction of                 Number)            Identification Number)
incorporation)
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                            700 East Bonita Avenue
                           Pomona, California  91767
             (Address of principal executive offices)  (Zip Code)

                                (909) 624-8041
             (Registrant's telephone number, including area code)


Item 2.    ACQUISITION OR DISPOSITION OF ASSETS.

           Effective January 1, 1998, Keystone Automotive Industries, Inc. (the "Registrant") consummated the acquisitions of (i) Inteuro Parts Distributors, Inc. ("Inteuro") through the merger of Inteuro Merger, Inc., a wholly owned subsidiary of the Registrant, into Inteuro and (ii) Car Body Concepts, Inc. ("CBC") through the merger of CBC Merger, Inc., a wholly owned subsidiary of the Registrant, into CBC. The former shareholders of Inteuro received 30,666.7 shares of the Common Stock of the Registrant for each share of the Common Stock of Inteuro owned on the effective date of the merger and the former shareholders of CBC received 160 shares of the Common Stock of the Registrant for each share of the Common Stock of CBC owned on the effective date of the merger. An aggregate of 2,000,000 shares of the Common Stock of the Registrant were issued in connection with the mergers (or approximately 13.66% of the shares of the Common Stock of the Registrant issued and outstanding immediately after the mergers). Inteuro and CBC are distributors of aftermarket collision replacement parts produced by independent manufacturers for automobiles and light trucks. The mergers were accounted for as "poolings of interest."
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Item 7.    FINANCIAL STATEMENTS AND EXHIBITS.

     (a)   FINANCIAL STATEMENTS.

           The financial statements required pursuant to Items 7(a) and 7(b) of Form 8-K will be filed by the Registrant by amendment within 60 days of the date of this Current Report.

     (c)   EXHIBITS

           2.1 Agreement and Plan of Merger dated as of November 14, 1997, by and among Keystone Automotive Industries, Inc., Inteuro Merger, Inc., Inteuro Parts Distributors, Inc., Leo Schigiel and Joseph Bick. All schedules to the Agreement and Plan of Merger have been omitted per Item 601(b)(2) of Regulation S-K and the Registrant agrees to furnish the Commission, supplementally, with a copy of any omitted schedule upon request.


                                   SIGNATURES

           Under the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   January 9, 1998

                                KEYSTONE AUTOMOTIVE INDUSTRIES, INC.



                                By    /s/ John M. Palumbo
                                  ____________________________
                                      John M. Palumbo
                                      Chief Financial Officer